NEUBERGER BERMAN ALTERNATIVE FUNDS
CLASS R6
 ADMINISTRATION AGREEMENT
SCHEDULE A

The Class R6 of the Series of Neuberger Berman Alternative Funds currently subject to this Agreement is as follows:

Neuberger Berman Absolute Return Multi-Manager Fund
Neuberger Berman Global Allocation Fund
Neuberger Berman Hedged Option Premium Strategy Fund
Neuberger Berman MLP Income Opportunity Fund
Neuberger Berman Multi-Asset Income Fund
Neuberger Berman Multi-Style Premia Fund
Neuberger Berman U.S. Equity Index PutWrite Strategy Fund

Date:  February 28, 2019

NEUBERGER BERMAN ALTERNATIVE FUNDS
CLASS R6
ADMINISTRATION AGREEMENT
SCHEDULE B
Compensation pursuant to Paragraph 3 of the Neuberger Berman Alternative Funds Class R6 Administration Agreement shall be:
(1)
For the services provided to the Class R6 of a Series and its shareholders (including amounts paid to third parties), 0.05% per annum of the average daily net assets of the Class R6 of said Series; plus in each case

(2)
Certain out-of-pocket expenses for technology used for shareholder servicing and shareholder communication, subject to the prior approval of an annual budget by the Trust’s Board of Trustees, including a majority of those  Trustees who are not interested persons of the Trust or of Neuberger Berman Investment Advisers LLC, and periodic reports to the Board of Trustees on actual expenses.

Date: December 6, 2018